Exhibit 19.1
Insider Trading Policy
Amended August 16, 2022
Federal securities laws prohibit insiders of a public company, such as members of the board of directors, officers, employees and consultants, from trading in the securities of that company based on inside information. In addition to the direct liability of insiders for insider trading violations, companies and members of their board of directors and officers may be liable for failures to take reasonable steps to prevent such violations by company personnel. Therefore, Quantum Corporation (the Company) has adopted this Insider Trading Policy.
Please note that the procedures described below are Company policy. They are not intended to replace the primary responsibility of each board member, officer, employee and consultant to understand and comply with the prohibition on insider trading under federal and state securities laws. If anyone subject to this policy has any questions about this policy or such person’s obligations under federal and state securities laws generally, please contact the office of the Chief Legal & Compliance Officer (CLCO).
Applicability of Policy
This policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time such as preferred stock, warrants and convertible debentures as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers, members of the Company’s Board of Directors, and all employees, consultants and agents of the Company and its subsidiaries. This group of people is sometimes referred to in this policy statement as Insiders.
This policy also applies to members of an Insider’s immediate family and other members of an Insider’s household, who will be deemed to share the knowledge of such persons. It applies further to any other person who receives Inside Information (defined below) from any Insider or member of an Insider’s immediate family or household, and to any individuals (whether or not living in the Insider’s household) whose securities transactions are directed by or subject to the Insider’s influence or control. An Insider should treat all such transactions for purpose of this policy and securities laws as if the transactions were for the Insider’s own account. This policy will mean Insider to include the immediate family and other individuals specified in this paragraph.
General Policy
It is the policy of this Company to prevent the unauthorized disclosure of Inside Information and the misuse of Inside Information in securities trading.

Specific Policies
No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information and ending at the beginning of the second full Trading Day (as defined below) following public disclosure of the information. For purposes of this policy, information will be considered to be “publicly disclosed” if it is conveyed through a press release on a major U.S. news service, a public filing with the Securities and Exchange Commission (SEC), a pre-announced public webcast or another broad, non-exclusionary form of public communication. For purposes of this policy, a Trading Day shall mean a day on which the Nasdaq Stock Exchange (Nasdaq) is open for trading. A full Trading Day has elapsed when, after the public disclosure, trading of the security has opened and then closed.
The restriction on trading does not apply to transactions made under a trading plan adopted pursuant to SEC Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) (Rule 10b5-1(c)) and approved by the Company (an Approved Rule 10(b)5-1 Trading Plan). Any Company officer, director or employee may adopt an Approved Rule 10(b)5-1 Trading Plan. In general, a Rule 10(b)5-1 trading plan must be entered into at a time when the individual is not aware of undisclosed material information. Once the plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Furthermore, no Insider shall assist any other person in engaging in such a transaction by disclosure of Inside Information, nor shall such Insider make recommendations or express opinions about trading in the Company’s securities based on Inside Information. Insiders should treat all corporate information with discretion and discuss confidential data only with those Company employees who have a right and a need to know. Insiders should not discuss confidential information with friends, relatives or acquaintances.
Inside Information relating to the Company belongs to the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry from outside the Company, such as from a stock analyst, the press or consultants/members of expert networks, for information (particularly financial results and/or projections) that may be Inside Information, the inquiry should be referred to the Company’s Investor Relations group, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.
Insiders are also forbidden from disclosing or trading on Inside Information about vendors, suppliers, distributors and other third parties engaged in business with Quantum.

Derivative Securities and Hedging Activities
In addition, all Insiders are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivatives with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. An Insider’s receipt and exercise of options granted to him or her by the Company, the vesting of the Insider’s restricted stock or restricted stock units or any other compensatory equity awards granted by the Company are not subject to this prohibition.
While the securities laws do not strictly prohibit trading in derivatives, such trading can give rise to numerous complications under, and potential violations of, securities laws. Some hedging transactions may have legitimate tax or other objectives, but transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws if not careful. For this reason, the Company has decided that Insiders may not engage in such transactions.
Short Sales
No Insider shall engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller or a sale that is consummated by the delivery of securities borrowed by the seller. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. It is the policy of the Company that an Insider may not derive a benefit from any decline in the Company’s share price.
Margin Loans and Pledges
Because a margin or foreclosure sale may occur at a time when individuals are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, no Insider may take a margin loan where the Company’s shares are used, directly or indirectly, as collateral for the loan. Such persons are also prohibited from pledging Company securities as collateral for a loan.
Preclearance Procedures
Directors and officers of the Company and certain other persons identified by the Company from time to time (Section 16 Insiders) must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. In addition to the requirement for prompt reporting of transactions with the SEC, the practical effect of these provisions is that Section 16 Insiders who purchase and sell the Company’s securities within a six-month period must disgorge to the Company all profits they realized in such transactions, whether or not the Section 16 Insider had knowledge of any material nonpublic information. Because of these rules, Section 16 Insiders, together with their family members and other members of their households, may not engage in any transaction involving the Company’s securities (even during an open trading window), including gifts or donations, without first obtaining pre-clearance of the transaction from the CLCO. A request for pre-clearance should be submitted to the CLCO at least two business days in advance of the proposed transaction. The CLCO is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.
Trading Window
The purpose of the trading window period is to help establish a diligent effort to avoid any improper transaction.
Trading Window. The period commencing two weeks prior to the end of the fiscal quarter until the Company’s financial results for the quarter have been announced to and considered by the public is a particularly sensitive period of time from the perspective of securities laws. This is because officers, directors and certain other employees will often have, during such period, Inside Information about the expected quarterly results.
Accordingly, to ensure compliance with applicable federal and state securities laws, the Company has implemented a trading window whereby all members of the Board of Directors, officers, vice presidents, director- level employees, employees in functions with access to Inside Information and certain other employees designated by the Company from time to time (collectively, the Trading Window Insiders) may conduct transactions in the Company’s securities only during the period commencing at the beginning of the second full Trading Day (as defined above) after public disclosure of the Company’s quarterly or annual financial results and continuing until fourteen days prior to the end of the next quarter. This trading window is generally a safer time to trade because the market will have been advised of the most recent financial results. This restriction on trading does not apply to transactions made under an approved Rule 10(b)5-1 trading plan.
It is important to note, however, that even during the open window period, any person possessing any Inside Information that has not been disclosed to the public may not engage in any transactions in the Company’s securities until the beginning of the second full Trading Day after such information has been released to the public. This restriction on trading does not apply to transactions made under an approved Rule 10(b)5-1 trading plan. The trading window should not be considered a safe harbor.
The Company may also require that Insiders suspend trading at another time or times because of developments known to the Company and not yet disclosed to the public, sometimes referred to as event-specific blackouts. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period. The Company would re-open the trading window at the beginning of the second full Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material. The existence of an event-specific blackout will be announced only to those individuals who are prohibited from trading. It applies to these individuals whether or not they are aware of the event that triggered the blackout. An individual who was made aware of the existence of an event-specific blackout may not disclose the existence of the blackout to anyone else, as this is also considered to be material nonpublic information.
Individual Responsibility. Every Insider has the individual responsibility to comply with the policy against insider trading. The trading window restrictions are mandatory for the Trading Window Insiders and for those individuals who are from time to time subject to an event-specific blackout. Insiders must exercise appropriate judgment in connection with any trade in the Company’s securities.
An Insider may from time to time have to forego a proposed transaction in the Company’s securities even if he or she planned to undertake the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
Inside Information
Inside Information is information that is both material and nonpublic.
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s or another company’s securities.
While it may be difficult under this standard to determine whether certain information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include financial results, booking/sales information, financial statement files, projections of future earnings or losses, news of a pending or proposed merger, news of the disposition of a subsidiary, changes in management, impending bankruptcy or financial liquidity problems, changes in key personnel, the gain or loss of a substantial customer or supplier, changes in dividend policy, significant developments related to intellectual property, new product announcements of a significant nature, significant product defects or modifications, material pricing changes, stock splits, new equity or debt offerings, acquisitions, significant litigation exposure via actual or threatened litigation, and further information as more fully described by the Company from time to time. Either positive or negative information may be material.
Inside Information also includes material non-public information about other companies, such as the Company’s customers, collaborators, partners, vendors, suppliers and other business partners when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Insiders should treat material non-public information about these business partners with the same care that is required with respect to information about the Company.
Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
If any Insider has questions as to whether information they possess would be considered Inside Information, please contact the CLCO.
Certain Exceptions
For purposes of this policy, the Company considers the exercise of stock options or the vesting of restricted stock or restricted stock units under the Company’s stock option plans or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option)) to be exempt from the policy, since the other party to the transaction is the Company and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.
In addition, bona fide gifts of the Company’s common stock not resulting in a tax deduction to the donor may be made at any time. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered bona fide and not a transaction. For example, gifts to charities, churches or non-profit organizations would not be deemed to be transactions. However, gifts to dependent children followed by a sale of the gifted securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a transaction and not a bona fide gift. In addition, if the recipient of the gifted shares is a member of the Insider’s family residing in the same household, then the gifted shares may notbe sold by that recipient outside of one of the quarterly window periods. In no event may any Inside Information be disclosed to the recipient of the gifted shares.
Potential Criminal and Civil and/or Disciplinary Action
In addition to large civil penalties, Insiders may be subject to criminal penalties of up to five million dollars and up to twenty years in prison for engaging in insider trading. In addition to these potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its executive officers and directors) could itself face penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million for failing to take steps to prevent insider trading. Insiders may also be liable for improper transactions by any person (commonly referred to as a tippee) to whom they have disclosed Inside Information regarding the Company or another company, or to whom they have made recommendations or expressed opinions on the basis of this information as to trading in the company’s securities.
The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and Nasdaq use sophisticated electronic surveillance techniques to uncover insider trading.
Insiders and related persons who violate this policy shall also be subject to disciplinary action by the Company, which action may include termination of employment.
Reporting Violations
Any person who believes that a violation of this policy has taken place shall report such violation promptly to the Company’s CLCO.
Inquiries
Please direct your questions as to any of the matters discussed in this policy to Stock Administration or our CLCO.